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                                                                     EXHIBIT 4.9

                                 PROMISSORY NOTE
                                DUE JUNE 30, 1998

________________                                               June 30, 1996

         THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SECURITIES REPRESENTED BY THIS NOTE UNDER THE ACT AND OTHER FILINGS UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION AND OTHER FILINGS ARE NOT REQUIRED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND THAT THE TRANSACTION COMPLIES WITH THE RULES AND REGULATIONS IN EFFECT THEREUNDER.

         FOR VALUE RECEIVED, the undersigned, Cragar Industries, Inc., a Delaware corporation ("Maker"), promises to pay ________________ ("Payee"), at , ________________________________ or such other place as Payee shall designate in writing, the principal sum of ________________________________________
($________), plus interest at the rate of eight percent (8%) per annum payable on June 30 of each year through the period ending June 30, 1998 and ending at such time that Maker shall have paid Payee all of the outstanding principal, and accrued interest, indebtedness evidenced by this Note. The principal and interest due under this Note may be prepaid at any time without penalty.

         Within thirty (30) days following (i) the sale or other disposition of all or substantially all of the Company's assets, (ii) the consolidation or merger of the Company with or into any other entity, or (iii) the initial underwritten public offering of the Company's common stock, the Company shall prepay this Note in full, including interest accrued to the date of prepayment.
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         This Note is the obligation of Maker only, and no recourse shall be had for the payment thereof of the principal or interest thereon against any stockholder, officer or director of Maker, either directly or through Maker, by virtue of any statute for the enforcement of any assessment or otherwise, all such liability of stockholders, directors and officers as such being released by Payee by the acceptance of this Note.

         Any term of this Note may be amended and the observance of any term hereof may be waived only with the written consent of both Maker and Payee.

         The provisions of this Note shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to principles of conflict of laws.

         The terms and conditions contained this Note shall apply to and bind the heirs, representatives, successors, administrators and assigns of the parties hereto.

         This Note is not assignable without the prior written consent of the other party. Any attempt at such an assignment without such consent shall be void.

         IN WITNESS WHEREOF, Maker has executed this Note in favor of Payee as of the date first set forth above.

                                       "MAKER":
                                       CRAGAR INDUSTRIES, INC.
                                       a Delaware corporation

                                       By:_____________________________________
                                          Michael L. Hartzmark
                                          President

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